Exhibit 10.1

EXECUTION VERSION

SUPPORT AND SETTLEMENT AGREEMENT

THIS SUPPORT AND SETTLEMENT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

This SUPPORT AND SETTLEMENT AGREEMENT (together with all exhibits attached hereto, the “Agreement”) is made and entered into as of February 13, 2013, by and among:

(a)	AMR Corporation (“AMR”) and certain of its direct and indirect subsidiaries (collectively, with AMR, the “Debtors”);[1] and

(b)	the undersigned holders of Claims against one or more of the Debtors and any other holder of Claims against one or more of the Debtors who becomes a party hereto after the date hereof (each, solely in its capacity as a holder of such claims, a “Consenting Creditor”, and collectively, the “Consenting Creditors”).

The Debtors and the Consenting Creditors are defined collectively as the “Parties.”

Capitalized terms not defined in this introduction or in the recitals to this Agreement shall have the meanings assigned thereto in Section 1 of this Agreement.

RECITALS

WHEREAS, on November 29, 2011 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and each thereby commenced chapter 11 cases that are jointly administered under Case No. 11-15463 (SHL) (the “Chapter 11 Cases”);

[1]	The Debtors other than AMR are: AA Real Estate Holding GP LLC; AA Real Estate Holding L.P.; Admirals Club, Inc.; American Airlines IP Licensing Holding, LLC; American Airlines Marketing Services LLC; American Airlines Realty (NYC) Holdings, Inc.; American Airlines Vacations LLC; American Airlines, Inc.; American Aviation Supply LLC; American Eagle Airlines, Inc.; Americas Ground Services, Inc.; AMR Eagle Holding Corporation; Business Express Airlines, Inc.; Eagle Aviation Services, Inc.; Executive Airlines, Inc.; Executive Ground Services, Inc.; PMA Investment Subsidiary, Inc.; Reno Air, Inc.; SC Investment, Inc.

WHEREAS, on December 5, 2011, the United States Trustee for the Southern District of New York (the “United States Trustee”) appointed the Official Committee of Unsecured Creditors (the “UCC”);

WHEREAS, each Consenting Creditor is a holder of a claim, as defined in section 101(5) of the Bankruptcy Code, against one or more of the Debtors;

WHEREAS, certain of the Consenting Creditors are part of the Ad Hoc Committee of AMR Corporation Creditors (the “Ad Hoc Committee”) that has engaged Houlihan Lokey Capital, Inc. (“Houlihan”), as financial advisor and Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) as counsel;

WHEREAS, Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), as counsel to Bank of New York Mellon and certain of its affiliates (“BNYM”) and Law Debenture Trust Company of New York (“Law Debenture”) in their respective capacities as indenture trustee for certain Notes (as defined below), and Seabury Advisors LLC (“Seabury”), as financial advisor to BNYM, have been participating in negotiations with the Ad Hoc Committee, certain other Consenting Creditors, the Debtors and other Parties;

WHEREAS, the Parties and other material parties, including US Airways Group, Inc. (“US Airways”) and the UCC, have engaged in negotiations regarding a business combination transaction between the Debtors and US Airways; and

WHEREAS, in connection with such negotiations, the Parties have agreed upon a term sheet, as set forth in Exhibit A attached hereto (the “Term Sheet”), for a chapter 11 plan of reorganization for the Debtors that is premised on the merger of a wholly-owned subsidiary of AMR (“AMR Merger Sub”) with and into US Airways, with US Airways as the surviving entity (the “Merger”), and which Term Sheet incorporates the resolution of certain intercreditor and inter-Debtor issues.

NOW, THEREFORE, in consideration of the foregoing and the premises, mutual covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Definitions.

“Alternative Plan” has the meaning ascribed to it in Section 3.1(f) of this Agreement.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are required or authorized by law or governmental action to close.

“Claim” or “Claims”, as applicable, has the meaning set forth in section 101(5) of the Bankruptcy Code (and, for the avoidance of doubt, shall not include any equity interests) except for any claims arising under the Excluded Notes.

“Completion Fee” has the meaning ascribed to it in Section 2.1(f) of this Agreement.

“Confirmation Order” has the meaning ascribed to it in Section 4 of this Agreement.

“Deferred Fee” has the meaning ascribed to it in Section 2.1 of this Agreement.

“Definitive Documents” has the meaning ascribed to it in Section 4 of this Agreement.

“Disclosure Statement” means the disclosure statement in connection with the Plan, and any appendices, amendments, modifications, supplements, exhibits and schedules relating thereto.

“Disclosure Statement Order” has the meaning ascribed to it in Section 4 of this Agreement.

“Excluded Notes” shall mean the (i) New York City Industrial Development Agency Special Facility Revenue Bonds (American Airlines, Inc. John F. Kennedy International Airport Project), comprised of Series 2002A, Series 2002B and Series 2005 bonds, (ii) Regional Airports Improvement Corporation Facilities Sublease Revenue Bonds American Airlines, Inc. Terminal 4 Project (Los Angeles International Airport), comprised of Refunding Series 2002A, Series 2002B and Series 2002C bonds, and (iii) Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, comprised of Series 1995, Refunding Series 2000A, Refunding Series 2000B bonds, Refunding Series 2001A and Refunding Series 2001B bonds, in each case, which are secured and have been or will be treated as secured obligations under the Plan.

“Fiduciary Out” has the meaning ascribed to it in Section 2.3 of this Agreement.

“Holder A” means the funds listed on Exhibit B hereto under the heading “Holder A.”

“Holder B” means the funds listed on Exhibit B hereto under the heading “Holder B.”

“Holdings Annex” has the meaning ascribed to it in Section 3.7 of this Agreement.

“Indenture Trustees” means BNYM, Law Debenture, Manufacturers and Traders Trust Company, and Wilmington Trust Company, in each case in their respective capacities as indenture trustees for certain Notes.

“Initial Consenting Creditors” means the Consenting Creditors listed on Exhibit B.

“Majority of the Ad Hoc Committee Members” means the members of the Ad Hoc Committee holding a majority of the aggregate principal amount of unsecured Claims held by all members of the Ad Hoc Committee.

“Majority of the Consenting Creditors” means the Consenting Creditors holding a majority of the aggregate principal amount of unsecured Claims held by all Consenting Creditors.

“Majority of the Initial Consenting Creditors” means the Initial Consenting Creditors holding a majority of the aggregate principal amount of unsecured Claims held by all Initial Consenting Creditors.

“Majority of the Requisite Consenting Creditors” means, with respect to any matter, the Requisite Consenting Creditors holding a majority of the aggregate principal amount of unsecured Claims held by all Requisite Consenting Creditors actually voting with respect to such matter.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among AMR, US Airways and AMR Merger Sub.

“Merger Securities” means, collectively, the shares of stock that the Term Sheet provides will be issued by Surviving Parent pursuant to the Plan including, as applicable, all shares issuable upon conversion of such shares.

“Merger Support Motion” has the meaning ascribed to it in the Merger Agreement.

“Merger Support Order” has the meaning ascribed to it in the Merger Agreement.

“Noteholder Recoveries” shall mean the total aggregate value of the Merger Securities distributed to the holders of the Notes under the Plan on account of the Notes and any claims related thereto (including, without limitation, any amounts held in escrow or in claims reserves), calculated based on the volume weighted average price of the common stock of the Surviving Parent for the five (5) consecutive trading days commencing on the Effective Date.

“Notes” shall mean the notes listed on Exhibit C.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, other business or similar entity, or any national, state, foreign or local government or governmental authority.

“Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived, to the extent such conditions can be waived pursuant to the terms of the Plan) and the Plan becomes effective.

“PSA Order” has the meaning ascribed to it in Section 4 of this Agreement.

“Qualified Marketmaker” has the meaning ascribed to it in Section 3.3 of this Agreement.

“Requisite Consenting Creditors” means (a) all members of the Ad Hoc Committee that are Consenting Creditors, (b) Holder B and (c) Holder A, unless, in the case of Holder B and Holder A, it has terminated its obligations under this Agreement pursuant to Section 5 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code.

“Surviving Parent” means AMR.

“Surviving Company Certificate” means the certificate of incorporation of Surviving Parent, as amended and restated as of the Plan Effective Date in substantially the form attached as an exhibit to the Merger Agreement and which shall include, for the avoidance of doubt, the Certificate of Designations for the Preferred Stock (as defined in the Term Sheet).

“Termination Event” has the meaning ascribed to it in Section 5.1 of this Agreement.

“Transfer” has the meaning ascribed to it in Section 3.3 of this Agreement.

Section 2. The Debtors.

2.1	Solicitation and Prosecution of Plan.

As long as this Agreement has not been terminated, the Debtors agree to:

(a)	promptly make any disclosure not already made as required under the non-disclosure agreements between the Debtors and each Initial Consenting Creditor, including the disclosure of the form of this Agreement and the Term Sheet;

(b)	file the Merger Support Motion with the Bankruptcy Court and use commercially reasonable efforts to obtain approval of the Merger Support Motion and obtain entry of the Merger Support Order;

(c)	promptly following approval of the Merger Support Motion, file with the Bankruptcy Court and use commercially reasonable efforts to obtain approval of a motion seeking entry of the PSA Order;

(d)	file with the Bankruptcy Court, the Plan, the Disclosure Statement, and a motion seeking entry of the Disclosure Statement Order, and use commercially reasonable efforts to obtain approval of the Disclosure Statement and entry of the Disclosure Statement Order by the Bankruptcy Court, and confirmation and consummation of the Plan;

(e)	keep counsel to the Ad Hoc Committee and Kramer Levin informed, in a reasonably timely manner, with respect to all material developments with US Airways and any governmental or regulatory authorities regarding the Merger;

(f)	use commercially reasonable efforts to consummate the Merger, and the Plan, consistent with the Merger Agreement; and

(g)	reimburse or pay, as the case may be, as allowed administrative expenses pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, in accordance with Section 6.1, (A) all reasonable and documented fees and expenses reasonably incurred by Houlihan, Milbank and, with respect to the period prior to the retention of Milbank by the Ad Hoc Committee, White and Case LLP (such parties, the professionals retained by the Ad Hoc Committee) (i) prior to the date hereof to the extent not already reimbursed, and (ii) from and after the date hereof, so long as either a Majority of the Initial Consenting Creditors that are members of the Ad Hoc Committee are obligated under this Agreement to support the Plan and have not breached such obligation or a Majority of the Ad Hoc Committee Members are Consenting Creditors and have not breached such obligation, which shall include (a) the reasonable fees and expenses of Milbank, as counsel to the Ad Hoc Committee, and (b) the monthly fees and reasonable expenses of Houlihan, as financial advisors to the Ad Hoc Committee, which shall consist of a monthly fee of $150,000, (B) a deferred fee to Houlihan, in an amount equal to the lesser of (x) 0.50% of the Noteholder Recoveries and (y) $13 million (the “Deferred Fee”), payable within one (1) Business Day following the calculation of the Noteholder Recoveries and pursuant to the Plan, and (C) all reasonable fees and expenses of Kramer Levin and Seabury (in accordance with the terms of their respective engagement letters with BNYM and Law Debenture), from and after November 9, 2012, to the extent such fees and expenses are allocable to negotiations with the Parties regarding the Term Sheet, including, with respect to Seabury, a monthly fee of no more than $200,000, and a completion fee of no more than $700,000 (the “Completion Fee”) payable on the Plan Effective Date.

2.2	Representations and Warranties of the Debtors.

To induce each other Party to enter into and perform its obligations under this Agreement, each Debtor hereby represents, warrants and acknowledges as follows:

(a)	Validity. Subject to any Bankruptcy Court approval that may be required, this Agreement has been duly executed and delivered by the Debtors and constitutes the legal, valid and binding agreement of the Debtors, enforceable against the Debtors in accordance with its terms.

(b)	No Conflicts. The execution, delivery and performance by each Debtor (when such performance is due) of this Agreement does not (A) subject to the actions, consents and filings referred to in clause (c) below, violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its or their certificates of incorporation or bylaws or other organization documents, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party.

(c)	Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority or regulatory body other than the Bankruptcy Court, except such filings as may be necessary or required by the SEC or pursuant to federal or state securities or “blue sky” laws or in connection with the Merger, is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance of this Agreement by the Debtors.

2.3	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Debtors or any director, manager or officer of a Debtor, in such person’s capacity as a director, manager or officer of such Debtor, to take any action, or to refrain from taking any action, which is inconsistent with such director’s, manager’s or officer’s fiduciary obligations under applicable law (this provision, the “Fiduciary Out”), including the right to terminate this Agreement pursuant to the Fiduciary Out. For the avoidance of doubt, the exercise of the Fiduciary Out shall not be construed to annul, modify, amend or otherwise alter any right of the Consenting Creditors to terminate this Agreement or of any Consenting Creditor to terminate this Agreement with respect to itself.

Section 3. The Consenting Creditors.

3.1	Support of Plan.

Subject to the terms and conditions of this Agreement, including Section 3.2 hereof, each Consenting Creditor (severally and not jointly) agrees to:

(a)	not object to entry of the Merger Support Order;

(b)	not object to entry of the Disclosure Statement Order;

(c)	so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, timely vote all Claims, now or hereafter beneficially owned by such Consenting Creditor or for which it now or hereafter serves as the nominee, investment manager, trustee or advisor for beneficial holders thereof, to accept the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed Ballot in connection therewith;

(d)	if a member of the Ad Hoc Committee, direct to the extent possible the Ad Hoc Committee to support approval of the Disclosure Statement and confirmation of the Plan;

(e)	not withdraw or revoke its tender, consent or vote with respect to the Plan and any Definitive Documents, except as otherwise expressly permitted pursuant to this Agreement; and

(f)	except with respect to claims arising with respect to Excluded Notes, not (i) oppose or object to the Plan, the Disclosure Statement, the Merger Support Order or other Definitive Documents, or the solicitation or consummation of the Plan and the transactions contemplated by the Definitive Documents, whether directly or indirectly, (ii) join in or support any objection to the Plan, Disclosure Statement, the Merger Support Order or other Definitive Documents, or to the solicitation of the Plan, (iii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Plan, the Disclosure Statement, the Merger Support Order, or other Definitive Documents, or otherwise commence any proceedings to oppose the Plan, the Disclosure Statement, the Merger Support Order or any of the other Definitive Documents, or take any other action that is barred by or likely to frustrate this Agreement, including, but not limited to, any motion to appoint a trustee in the Chapter 11 Cases, (iv) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Debtors’ claims, any other transaction involving any plan of reorganization (with the exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Debtors or their affiliates, except as otherwise expressly contemplated pursuant to this Agreement, (v) directly or indirectly seek, solicit, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Debtors or their affiliates (or substantially all of their assets or stock) other than the Plan or as otherwise set forth in this Agreement (any such plan or other action as described in clauses (iv) and (v) immediately above, an “Alternative Plan”), or (vi) enter into any letter of intent, memorandum of understanding or agreement in principle relating to any Alternative Plan.

3.2	No Waiver of Participation and Preservation of Rights.

This Agreement includes a proposed settlement among the Parties. Except as expressly provided in this Agreement, nothing herein is intended to, and shall not and shall not be deemed to in any manner to waive, limit, impair, or restrict the ability of a Consenting Creditor to protect and preserve its rights, remedies, and interests, including its Claims against any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors, or its full participation in the Chapter 11 Cases, including with respect to any matters covered by this Agreement, and including, solely with respect to the Excluded Notes or the allowance or disallowance of Claims, objecting to the Disclosure Statement Order or confirmation of the Plan, or voting against the Plan. Without limiting the previous sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Term Sheet are not consummated as provided herein, or if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

3.3	Transfer of Claims.

Each Consenting Creditor agrees that, prior to the termination of this Agreement, it shall not (a) sell, transfer, assign, pledge, convey, hypothecate, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Consenting Creditor’s interest in its applicable Claim(s) in whole or in part (including any voting rights associated with such Claims), or (b) grant any proxies, deposit any of such Consenting Creditor’s interests in the applicable Claim(s) into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (a) and (b), a “Transfer”), unless (i) such Transfer is to another Consenting Creditor that is party to this Agreement or any other entity that agrees in an enforceable writing to be bound by the terms of this Agreement by executing and delivering to the Debtors, with a copy to counsel to the Ad Hoc Committee and Counsel to the UCC, a joinder to this Agreement substantially in the form attached hereto as Exhibit D or such alternative form agreed to in writing by the Debtors (each such transferee becoming upon the Transfer a Consenting Creditor hereunder). With respect to Claims held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Creditor set forth in Section 3.7 of this Agreement. Upon any transfer made in compliance with the foregoing or to a Qualified Marketmaker acting in its capacity as such, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Agreement shall be deemed null and void and of no force or effect, regardless of any prior notice provided to the Debtors, and shall not create any obligation or liability of the Debtors to the purported transferee (it being understood that the putative transferor shall continue to be bound by the terms and conditions set forth in this Agreement). In no event shall this Agreement impose on the Consenting Creditors an obligation to disclose the price for which any Consenting Creditor has disposed of any Claim. Notwithstanding the foregoing, (i) a party to this Agreement may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in Claims against the Debtors to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Creditor so long as such Qualified Marketmaker transfers (by purchase, sale, assignment, participation or otherwise) such right, title and or interest within five (5) Business Days of its receipt thereof, provided that any subsequent transfer (by purchase, sale, assignment, participation or otherwise) by such Qualified Marketmaker of the right, title or interest in such Claims against the Debtors is to a transferee that is or becomes a Consenting Creditor, and (ii) to the extent that a party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in Claims against the Debtors that the Qualified Marketmaker acquires from a holder of the Claims who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor. For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

3.4	Further Acquisition of Claims.

This Agreement shall in no way be construed to preclude any Consenting Creditor or any of its affiliates from acquiring additional Claims. Any such additional Claims acquired by the Consenting Creditor shall automatically be subject to the terms of this Agreement. If at any time requested by the Debtors, each Consenting Creditor shall promptly (and, in no event later than three (3) Business Days after such request) inform the Debtors of the aggregate principal amount of Claims for which, as of the date of such request, it is the legal owner, beneficial owner and/or investment advisor or manager for the legal or beneficial owner. In no event shall anything in this Agreement impose on any Consenting Creditor an obligation to disclose the price paid for any Claims.

3.5	Fiduciary and Qualified Marketmaker Holdings Exception.

Notwithstanding anything to the contrary in this Agreement, the obligations of a Consenting Creditor shall not apply to any right, title or interest in Claims against the Debtors that are held, as of the date of this Agreement, or acquired thereafter, in a fiduciary, agency or other representative capacity for third party customers, clients or accountholders with respect to which such Consenting Creditor does not have discretionary authority. The obligations under Section 3.3 of this Agreement of a Consenting Creditor that is also a Qualified Marketmaker shall apply only to such Claims made expressly subject to this Agreement and any Claims acquired hereafter except to the extent acquired by such Consenting Creditor in its capacity as a Qualified Marketmaker.

3.6	Fiduciary Duties of Creditors’ Committee Members.

Notwithstanding anything to the contrary herein, if any Consenting Creditor serves on the UCC, the terms of this Agreement shall not be construed to limit such Consenting Creditor’s exercise of fiduciary duties in its role as a member of the UCC, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of this Agreement; provided, that service as a member of the UCC shall not relieve such Consenting Creditor in its non-UCC capacity of its obligations under this Agreement.

3.7	Representations and Warranties of the Consenting Creditors.

To induce the Debtors to enter into and perform their obligations under this Agreement, each Consenting Creditor, severally but not jointly, represents, warrants and acknowledges as follows:

(a)

Authority. (i) The Consenting Creditor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership or other power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby to which such Consenting Creditor is contemplated to be a party and perform its obligations under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party, and to consummate the transactions contemplated herein and therein; and (ii) the execution, delivery and performance by the Consenting Creditor of this Agreement and the other documents and instruments contemplated hereby to which such Consenting Creditor is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action (corporate, partnership, limited liability company or otherwise) on the part of the Consenting Creditor and no other action or proceedings on the part of the Consenting Creditor are necessary to authorize and approve this Agreement or the other documents and instruments contemplated hereby to which such Consenting Creditor is contemplated to be a party or any of the transactions contemplated herein or therein.

(b)	Validity. This Agreement has been duly executed and delivered by the Consenting Creditor and constitutes the legal, valid and binding agreement of the Consenting Creditor, enforceable against the Consenting Creditor in accordance with its terms.

(c)	Title. As of the date hereof, the Consenting Creditor is the legal owner, beneficial owner and/or the investment advisor or manager for the legal or beneficial owner of the Claims in the aggregate principal amount set forth on an annex to such Consenting Creditor’s signature page hereto, which shall be provided to the Debtors, with copies to counsel and financial advisors to both the Ad Hoc Committee and the UCC, simultaneously with becoming a Consenting Creditor pursuant to this Agreement (the “Holdings Annex”) (and in the case of a nominee, it has due and proper authorization to act on behalf of, and to bind, the beneficial owner of such Claims); provided, that the information contained in the Holdings Annex shall be maintained as confidential by the Debtors and their financial advisors and legal counsel, and counsel and financial advisors to both the Ad Hoc Committee and UCC, except to the extent otherwise required by law or any rule or regulation of any exchange or authority; provided, further, that the Debtors, and counsel and financial advisors to both the Ad Hoc Committee and UCC, may disclose the aggregate of all Claims held by the Consenting Creditors. The Consenting Creditor’s interest in the Claim is free and clear of any pledge, lien, security interest, charge, claim, equity, option, warrant, proxy, voting restriction, right of first refusal or other limitation on the Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed. The Consenting Creditor shall provide an updated Holdings Annex to the Debtors within five (5) Business Days after the Consenting Creditor’s receipt of a written notice from the Debtors requesting that it provide such an update.

(d)	No Conflicts. The execution, delivery and performance by such Consenting Creditor (when such performance is due) of this Agreement does not violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or bylaws or other organizational documents.

Section 4. Definitive Documents.

Each of the Parties agrees to, and to direct its counsel to, negotiate in good faith the form of the following documents (collectively, the “Definitive Documents”): (a) a chapter 11 plan of reorganization for the Debtors that is consistent in all material respects with the Term Sheet (the “Plan”), and any appendices, amendments, modifications, supplements, exhibits and schedules relating thereto; (b) the order to be entered by the Bankruptcy Court (i) approving the Disclosure Statement as containing adequate information required under section 1125 of the Bankruptcy Code, and (ii) authorizing the use of the Disclosure Statement for soliciting votes on the Plan and establishing solicitation procedures (the “Disclosure Statement Order”); (c) the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”); (d) the order of the Bankruptcy Court approving this Agreement (the “PSA Order”); and (e) the Surviving Company Certificate, each of which shall be consistent with this Agreement in all material respects and, in the case of the material terms and conditions of the Plan, the Confirmation Order, the PSA Order and the Surviving Company Certificate, shall otherwise be in form and substance reasonably acceptable to counsel to the Ad Hoc Committee in consultation with Kramer Levin.

Section 5. Termination.

5.1	Termination Events.

The term “Termination Event,” wherever used in this Agreement, means the occurrence of any of the following events (whatever the reason and whether voluntary or involuntary) at any time prior to the Plan Effective Date:

(a)	any Consenting Creditor has materially breached any representation, covenant or other material provision of this Agreement, if such breach has not been duly waived by the Debtors or cured within five (5) Business Days after written notice from the Debtors to the breaching Consenting Creditor, with a copy to Milbank and Kramer Levin;

(b)	any Debtor has materially breached any representation, covenant or other material provision of this Agreement, if such breach has not been duly waived by a Majority of the Requisite Consenting Creditors or cured within five (5) Business Days after written notice to AMR from a Majority of the Requisite Consenting Creditors;

(c)	the Merger Agreement shall have been terminated or either the Debtors or US Airways publicly announce their intent to terminate the Merger Agreement;

(d)	the PSA Order shall not have been entered by the Bankruptcy Court on or prior to May 15, 2013, unless such period is extended by a Majority of the Requisite Consenting Creditors;

(e)	the Plan and Disclosure Statement shall not have been filed with the Bankruptcy Court on or prior to June 15, 2013, unless such period is extended by a Majority of the Requisite Consenting Creditors;

(f)	the Bankruptcy Court shall have failed to enter the Disclosure Statement Order on or prior to September 15, 2013, unless such date is extended by a Majority of the Requisite Consenting Creditors;

(g)	the Plan Effective Date shall not have occurred on or prior to the ten (10)- month anniversary of the date of the Merger Agreement, unless such date is extended by the Debtors and a Majority of the Requisite Consenting Creditors; provided, however, that such date may not be extended beyond the twelve (12)-month anniversary of the date of the Merger Agreement;

(h)	the volume weighted average price of US Airways’s common stock for the thirty (30) trading days ending on the last trading day immediately prior to the date of such termination is less than $10.40;

(i)	the Debtors withdraw the Plan or otherwise publicly announce their intent to no longer pursue the Plan;

(j)	any Definitive Document is filed, amended or modified in any material respect that is inconsistent with this Agreement and, in the case of the material terms and conditions of the Plan, the Confirmation Order, the PSA Order and the Surviving Company Certificate otherwise not, in form and substance, reasonably acceptable to counsel to the Ad Hoc Committee in consultation with Kramer Levin;

(k)	the Bankruptcy Court has entered an order with respect to AMR, American Airlines, Inc. or American Eagle Airlines, Inc. in the Chapter 11 Case with respect to such Person appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in sub-clauses (3) and (4) of section 1106(a) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(l)	the Chapter 11 Case of AMR, American Airlines, Inc. or American Eagle Airlines, Inc. is dismissed; and

(m)	any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable.

5.2	Termination Rights.

This Agreement and the obligations of the Parties hereunder may be terminated by mutual written agreement of the Debtors and a Majority of the Consenting Creditors. In addition, this Agreement may be terminated on one (1) Business Day’s written notice:

(a)	by the Debtors, (A) upon the exercise of the Fiduciary Out or (B) upon or following the occurrence and continuance of any Termination Event referenced in (i) clause (a) of Section 5.1, solely with respect to the breaching Consenting Creditor(s) or, in the event that the breaching Consenting Creditor(s) represent either a Majority of the Requisite Consenting Creditors or a Majority of the Consenting Creditors, with respect to all Consenting Creditors, or (ii) clauses (d), (e), (f), (g) or (h) of Section 5.1; and

(b)	by any Consenting Creditor, solely with respect to itself, upon or following (i) the occurrence and continuance of any Termination Event listed in clauses (b), (d), (e), (f), (g), (h) and (j) of Section 5.1, (ii) the filing of any Definitive Document (or any amendment thereto or modification thereof) which is materially inconsistent with the terms of this Agreement and materially adverse to such Consenting Creditor, provided that prior to such termination, such Consenting Creditor shall have given the Debtors at least seven (7) Business Days’ prior written notice of its intent to terminate setting forth in reasonable detail the basis for such termination, during which period the Consenting Creditor shall negotiate in good faith with the Debtors to address the basis for termination, and which basis shall not have been cured by the Debtors during such seven (7) Business Day period, or (iii) the Merger Agreement (including any of the annexes or exhibits thereto) is amended or modified in a manner that is materially adverse to such Consenting Creditor;

provided, however, that the right to terminate this Agreement pursuant to this Section 5.2 shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have been the principal contributing factor to the occurrence of the applicable Termination Event. To the extent not previously terminated pursuant to this Section 5.2, this Agreement and the obligations of the Parties hereunder shall terminate, automatically and without notice on the earlier of (x) the occurrence of any Termination Event referenced in clauses (c), (i), (k), (l) and (m) of Section 5.1, and (y) the occurrence of the Plan Effective Date.

5.3	Effect of Termination; Remedies.

Upon any termination of this Agreement in accordance with Section 5.2 hereof, all obligations of the Parties under this Agreement shall terminate and shall be of no further force and effect except as otherwise provided herein, except that any Consenting Creditor’s termination of this Agreement solely with respect to itself, pursuant to clause (b) of Section 5.2 hereof, shall not result in the termination of this Agreement with respect to any other Party or have any effect on any other Party’s obligations hereunder; provided, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such Claim shall be neither waived nor prejudiced in any way by termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of the breach of this Agreement by any Debtor, the sole recourse of the Consenting Creditors against any Debtor for any such breach shall be to terminate this Agreement in accordance with Section 5.2 hereof and, upon such termination, to receive any amount owed to them, as of the date of termination, pursuant to Section 6.1 hereof. Notwithstanding anything in this Agreement to the contrary, in the event of the breach of this Agreement by any Consenting Creditor, the sole recourse of the Debtors against any Consenting Creditor for such breach shall be specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring such Consenting Creditor to comply promptly with any of its obligations hereunder.

Section 6. Payment of Fees.

6.1	Payment of Fees.

All fees and expenses payable pursuant to Section 2.1 hereof other than the Deferred Fee and the Completion Fee shall be paid promptly upon delivery of an invoice to the Debtors, copied to counsel to the UCC and the United States Trustee, but in no event later than ten (10) Business Days following such delivery and are, once paid, not refundable under any circumstances and will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter; provided, that no portion of any invoice objected to by the Debtors, the UCC or the United States Trustee shall be paid unless such objection is otherwise consensually resolved or withdrawn or the dispute is determined as provided in the penultimate sentence of this Section 6.1. (a) The Completion Fee shall be paid on the Plan Effective Date and (b) the Deferred Fee shall be paid within one (1) Business Day following the calculation of the Noteholder Recoveries, in each case pursuant to the Plan. Notwithstanding anything to the contrary, neither the Deferred Fee nor the Completion Fee shall be paid or payable if the Plan Effective Date does not occur for any reason, including the termination or breach of this Agreement by the Debtors. Unless otherwise ordered by the Bankruptcy Court, no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court; provided, that the Bankruptcy Court shall have jurisdiction to determine any dispute concerning such invoices. In addition, all reasonable and documented fees and expenses of the Indenture Trustees, including the fees of counsel (and, to the extent not paid pursuant to the other terms herein, the reasonable fees and expenses incurred by Kramer Levin and Seabury as indenture trustee advisors, except to the extent allocable to the Excluded Notes) shall be paid on the Plan Effective Date.

Section 7. Miscellaneous Terms.

7.1	Governing Law; Jurisdiction.

(a)	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)

Jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court. By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum. In the event the Bankruptcy Court does not have or refuses to exercise jurisdiction with respect to this Agreement and any disputes arising therefrom, any legal action, suit, or proceeding against the Parties (or any of them) with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York or courts of the State of New York located in the Borough of Manhattan, City of New York, and by execution and delivery of this Agreement, each Party irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court and those courts. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING REFERRED TO ABOVE.

7.2	Settlement Discussions.

This Agreement is part of a proposed settlement among the Parties with respect to their Claims. Nothing herein shall be deemed to be an admission of any kind. To the extent provided by Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

7.3	Third-Party Beneficiaries.

Nothing in this Agreement is intended to benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

7.4	Notices.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by e-mail or electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Debtors:

AMR Corporation

Attention: Gary Kennedy, Senior Vice President and

                 General Counsel

4333 Amon Carter Blvd., Mail Drop 5618HDQ

Ft. Worth, Texas 76155

Facsimile: (817) 967-2937

E-mail: gary.kennedy@aa.com

with a copy

to:

Weil, Gotshal & Manges LLP

Attention: Stephen Karotkin

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8350

Facsimile: (212) 310-8007

E-mail: stephen.karotkin@weil.com

If to Milbank:

Milbank, Tweed, Hadley & McCloy LLP, solely in its

capacity as counsel to the Ad Hoc Committee

Attention: Gerard Uzzi

                 Eric Stodola

One Chase Manhattan Plaza

New York, New York 10001

Telephone: (212) 530-5670

Facsimile: (212) 822-5670

E-mail: guzzi@milbank.com

             estodola@milbank.com

If to Kramer Levin:

Kramer Levin Naftalis & Frankel LLP

Attention: Amy Caton

                 Steven Segal

1177 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-7772

Facsimile: (212) 715-8000

E-mail: acaton@kramerlevin.com

             ssegal@kramerlevin.com

If to a Consenting Creditor, to the notice information set forth on Exhibit B hereto or such Consenting Creditor’s Joinder, as applicable, in each case with a copy to:

Milbank, Tweed, Hadley & McCloy LLP, solely in its

capacity as counsel to the Ad Hoc Committee

Attention: Gerard Uzzi

                 Eric Stodola

One Chase Manhattan Plaza

New York, New York 10001

Telephone: (212) 530-5670

Facsimile: (212) 822-5670

E-mail: guzzi@milbank.com

             estodola@milbank.com

and

Kramer Levin Naftalis & Frankel LLP

Attention: Amy Caton

                 Steven Segal

1177 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-7772

Facsimile: (212) 715-8000

E-mail: acaton@kramerlevin.com

             ssegal@kramerlevin.com

In addition, a copy of each notice and other communication provided hereunder shall be delivered to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the UCC, as follows:

Skadden, Arps, Slate, Meagher & Flom LLP

Attention: Eric L. Cochran, Esq.

                 Sean C. Doyle, Esq.

                 Jay M. Goffman, Esq.

Four Times Square

New York, NY 10036-6522

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

E-mail: eric.cochran@skadden.com

             sean.doyle@skadden.com

             jay.goffman@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606-1720

Attention: John Wm. Butler, Jr., Esq.

Telephone: (312) 407-0730

Facsimile: (312) 407-8501

E-mail: jack.butler@skadden.com

7.5	Entire Agreement.

This Agreement, including any exhibits, annexes and/or schedules hereto, constitutes the entire agreement among the Parties concerning the subject matter of this Agreement and supersedes all prior negotiations, agreements and understandings, whether written or oral, between and among the Parties concerning the subject matter of this Agreement. The Parties acknowledge that they are executing this Agreement without reliance on any representations, warranties or commitments other than those representations, warranties and commitments expressly set forth in this Agreement.

7.6	Modification or Amendment.

This Agreement may be modified or amended only by written agreement executed by the Debtors and a Majority of the Requisite Consenting Creditors; provided that (a) no modification or amendment may impose less favorable treatment of any Consenting Creditors, or any group of Consenting Creditors, or its or their rights and obligations hereunder and under the Plan compared to those of the Consenting Creditors generally, without such Consenting Creditor’s, or such group of Consenting Creditors’, express written consent and (b) any such modification or amendment to any of the provisions of Section 5, in a manner that adversely affects (or could reasonably be expected to do so) the rights of Consenting Creditors to terminate this Agreement with respect to themselves pursuant to Section 5.2(b), shall not be binding on any Consenting Creditor that does not expressly consent in writing to such modification or amendment.

7.7	Further Assurances.

From and after the date hereof, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as the Parties may reasonably deem necessary from time to time to carry out the intent and purpose of this Agreement and the Plan, and to consummate the transactions contemplated hereby and thereby.

7.8	Successors and Assigns.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

7.9	Public Disclosure.

Without limiting the prohibition on disclosure of the Holdings Annexes contained in Section 3.7 of this Agreement (subject to the qualifications set forth in such Section 3.7), the Consenting Creditors hereby consent to the disclosure of the execution and contents of this Agreement by the Debtors in the Plan, the Disclosure Statement and any other related documents, and any filings by the Debtors with the Bankruptcy Court or the Securities and Exchange Commission, or as required by law or regulation; provided, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, none of the Debtors shall use the name of any Consenting Creditor or its affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission without the prior consent of such applicable Consenting Creditor.

7.10	Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party (or its counsel) having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

7.11	Headings.

Titles and headings in this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement.

7.12	Execution of Agreement.

This Agreement may be executed in counterparts, and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original. Delivery of an executed counterpart by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

AMR CORPORATION, on behalf of itself and its Debtor subsidiaries

By:	/s/ Thomas W. Horton
Name:	Thomas W. Horton
Its:	Chairman, President and Chief Executive Officer

Dated:             , 2013

[CONSENTING CREDITOR]

By:
Name:
Its:
Telephone:
Facsimile:

EXHIBIT A

TERM SHEET

FOR DISCUSSION PURPOSES ONLY

SUBJECT TO FRE 408 — NOT BINDING

Term Sheet Regarding Certain Elements of a

Proposed Joint Plan of Reorganization

The following sets forth certain elements of a proposed joint plan of reorganization (the “Plan”) for AMR Corporation (“AMR”), American Airlines, Inc. (“American”), AMR Eagle Holding Corporation (“Eagle”) and their affiliated debtors (collectively, the “Debtors”) under chapter 11, title 11, United States Code (the “Bankruptcy Code”). The Plan is subject to, inter alia, definitive documentation satisfactory to the Debtors and to compliance with statutory confirmation requirements and the occurrence of the effective date of the Plan (the “Effective Date”) in accordance with the provisions of chapter 11 of the Bankruptcy Code.

This term sheet is for discussion purposes only and is not a solicitation of acceptances or rejections with respect to any chapter 11 plan. Any such solicitation will comply with the provisions of the Bankruptcy Code.

Preliminary Statement

The principle behind the distributions provided for in this Term Sheet is to address, compromise and resolve certain inter-creditor issues among unsecured creditors and issues raised as to the validity of the prepetition intercompany claims among American, AMR and Eagle. Certain prepetition unsecured claims to be treated under the Plan are obligations of American with a guarantee by AMR (or vice versa) while other prepetition unsecured claims are obligations of American or AMR without any guarantee. The distribution scheme set forth in this Term Sheet incorporates a compromise of these issues. This Term Sheet provides a mechanism for the holders of allowed prepetition unsecured claims to receive a distribution based on the market value of AA Group Common Stock (as defined below). It also provides holders of existing AMR equity interests with a guaranteed initial distribution of AA Group Common Stock and the potential to receive additional distributions after all prepetition unsecured creditors are paid in full based upon such market value.

In order to implement these principles, (i) holders of prepetition unsecured claims against American or AMR that are guaranteed by the other entity shall initially receive AA Group Preferred Stock (as defined below) with a face amount equal to the allowed amount of their claims (including post-petition interest at the non-default rate) and (ii) holders of unsecured claims that are not guaranteed will also receive a portion of their recovery in AA Group Preferred Stock. One quarter of such AA Group Preferred Stock shall be mandatorily convertible into shares of AA Group Common Stock on each of the 30th, 60th, 90th and 120th days after the Effective Date. The conversion price of the AA Group Preferred Stock shall vary on each conversion date, based on the volume weighted average price of the shares of AA Group Common Stock on the five trading days immediately preceding each conversion date, at a 3.5% discount, subject to a cap and a floor price. Shares of AA Group Common Stock also will be allocated (x) to satisfy the labor claims, with such number of shares equal to 23.6% of the total shares issued to general unsecured creditors under the Plan and (y) to the non-guaranteed prepetition unsecured claims, any unallocated shares remaining on the final conversion date. Furthermore, the Plan will provide a mechanism to distribute additional AA Group Common

Stock on each conversion date to holders of existing AMR equity interests above the initial distribution to such holders where unsecured claims are expected to receive a full recovery based on the market value of the AA Group Common Stock. It is the intention of the parties that the number of shares of AA Group Common Stock issued on the Effective Date on account of the labor claims and the existing AMR equity interests be the maximum amount possible consistent with their unconditional entitlement to a fixed number of shares under the distribution scheme outlined in this Term Sheet. All distributions will be made on account of the prepetition claim or equity interest held by such claimant or equity interest holder.

Merger

This term sheet is based on the assumption that the Plan will be implemented and become effective in conjunction with the consummation of a merger pursuant to that certain Agreement and Plan of Merger (as in effect on the date of the Merger, the “Merger Agreement”), dated as of February 13, 2013, by and among AMR, AMR Merger Sub, Inc., (“Merger Sub”) and US Airways Group, Inc., (“US Airways”). On the Effective Date, pursuant to the Plan and the Merger Agreement, Merger Sub shall be merged with and into US Airways and the separate corporate existence of Merger Sub shall thereupon cease. US Airways shall be the surviving entity in the Merger as a direct wholly-owned subsidiary of AMR, as reorganized pursuant to the Bankruptcy Code. For purposes of this Term Sheet, reorganized AMR after the merger is referred to as AA Group (“AA Group”).

Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, the distributions under and other benefits provided in the Plan constitute a compromise and settlement of all claims and causes of action related to the following:

(a) any claims or controversies relating to the contractual, legal and subordination rights that a holder of a claim may have with respect to any other claim or any distribution on account thereof, including with respect to rights of parties holding guarantees against any Debtor and any claims with respect to marshaling of assets of any Debtor; and

(b) any claims or controversies by any Debtor against another Debtor with respect to prepetition claims or obligations, including with respect to the validity, enforceability or priority of any and all prepetition intercompany claims, and including whether any transfer is subject to avoidance for any reason.

Consistent with the foregoing, the distributions to creditors and AMR equity interest holders to be made under the Plan reflect such compromises and settlements and, as a result, no distributions shall be made on any prepetition intercompany claims owing by American to AMR or owing by American to Eagle or vice-versa, and any potential avoidance claims against such entities shall be extinguished on the Effective Date.

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Securities to be Issued under Plan to

Holders of Unsecured Claims and

Holders of Existing AMR Equity Interests

AA Group Preferred Stock. Preferred stock of AA Group which will have the rights, preferences and conversion features set forth on Exhibit A hereto.

AA Group Common Stock. Common stock of AA Group.

Upon conversion of all of the AA Group Preferred Stock into AA Group Common Stock, the aggregate number of shares of AA Group Common Stock that will have been issued pursuant to the Plan and the Merger to the Debtors’ prepetition unsecured creditors (including with respect to the labor claims) and AMR equity interest holders (collectively, the “AMR Common Stock Allocation”), shall equal the aggregate number of Plan Shares (as defined in the Merger Agreement as in effect on February 13, 2013)1. The contingent rights of holders of Single-Dip Unsecured Claims, labor claims or AMR equity interests to receive AA Group Common Stock shall be non-transferable, provided, however, that this sentence shall not apply to (i) any shares of AA Group Preferred Stock or the right to receive shares of AA Group Common Stock pursuant to the conversion thereof or (ii) the establishment or settlement of any derivative or similar position or security that does not constitute tax ownership or an option to acquire tax ownership for purposes of Section 382 of the claim, equity interest or the AA Group Common Stock that may be received thereon.

Treatment of General Unsecured Guaranteed Claims (Prepetition general unsecured claims that are either primary or guaranteed obligations of both AMR and American (“Double-Dip Unsecured Claims”))

Each holder of an allowed Double-Dip Unsecured Claim shall receive in full settlement and satisfaction of its claim, AA Group Preferred Stock with an initial stated value equal to the full amount of its claim plus all non-default rate interest (including interest on overdue interest, to the extent provided for in the underlying documents) accrued through the Effective Date (the “Double-Dip Full Recovery Amount”). Alternatively, at any time before the fifth business day prior to the Effective Date, a holder of a Double-Dip Unsecured Claim may irrevocably elect to have all or any portion of its Double-Dip Unsecured Claim (an “Electing Claim”) treated as a Single-Dip Claim (as defined below) under the Plan.

[1]	This Term Sheet is based on the aggregate number of Plan Shares being equal to 2.5714 times the number of US Airways Fully Diluted Shares (as defined in the Merger Agreement as in effect on February 13, 2013) immediately prior to the Effective Date – to match the number of US Airways shares that would have been issued to AMR stakeholders under the originally-contemplated structure (i.e., merger of AMR with a US Airways subsidiary and US Airways as the surviving parent). If a different aggregate number of Plan Shares will be issued, then this Term Sheet (including the calculation of the Preferred Conversion Price and the amounts of the Preferred Conversion Floor and Preferred Conversion Cap, each as defined below) shall be revised accordingly. Notwithstanding any other term in this Term Sheet, the maximum number of shares of AA Group Common Stock to be issued shall not exceed the Maximum Plan Shares (as defined in the Merger Agreement as in effect on February 13, 2013).

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Treatment of General Unsecured Claims other than Double-Dip Unsecured Claims

Each holder of an allowed prepetition general unsecured claim other than a Double-Dip Unsecured Claim (but including any Electing Claim) (a “Single-Dip Unsecured Claim”) shall receive in full settlement and satisfaction of its claim, its pro rata share of (a) AA Group Preferred Stock with an aggregate stated value equal to the Total Initial Stated Value (as defined in Exhibit A hereto), less the Double-Dip Full Recovery Amount (such difference, the “Single-Dip Preferred Allocation”) and (b) a number of shares of AA Group Common Stock equal to (i) the AMR Common Stock Allocation, less (ii) the number of shares of AA Group Common Stock issued upon conversion of all of the shares of AA Group Preferred Stock, less (iii) the Initial Old Equity Allocation (as hereinafter defined), less (iv) the Market-Based Old Equity Allocation (as hereinafter defined), less (v) the Labor Common Stock Allocation (as hereinafter defined). For the avoidance of doubt, the shares of AA Group Common Stock to be issued pursuant to clause (b) shall include the Shares in Excess of Cap (as hereinafter defined) (net of the portion allocated to the Labor Claims).

Treatment of Labor Claims

Labor claims consist of rights granted to certain labor groups under compromises and settlements pursuant to which such groups are to receive on the Effective Date an aggregate amount of shares of AA Group Common Stock equal to the product of (x) Total Preferred Amount (as defined in Exhibit A hereto) divided by the Preferred Conversion Cap and (y) the ratio of 0.236 and 0.764 (the “Initial Labor Common Stock Allocation”).

On each of the 30th, 60th, 90th and 120th days following the Effective Date, additional shares of AA Group Common Stock will be issued with respect to the labor claims equal to the difference between (x) 23.6% of the aggregate shares of AA Group Common Stock issued (including upon conversion of the AA Group Preferred Stock) under the Plan, on all prior Conversion Dates up to and including the current Conversion Date, to holders of Single-Dip Unsecured Claims and holders of Double-Dip Unsecured Claims, all as divided by 0.764 and (y) the Aggregate Labor Common Stock as defined below (the “Incremental Labor Common Stock Allocation”); provided that in no event shall the number of shares in the Incremental Labor Common Stock Allocation with respect to any Conversion Date be less than zero.

The “Aggregate Labor Common Stock” is defined as the sum of (x) the Initial Labor Common Stock Allocation and (y) the total Incremental Labor Common Stock issued on all prior Conversion Dates.

AMR Equity Interests

All equity interests in AMR, including all shares of stock, warrants, restricted stock units, options, or contractual rights to acquire any such equity interests (collectively, the “Existing AMR Equity Interests”) shall receive their pro rata share of (a) on the Effective Date, a number of shares of AA Group Common Stock equal to 3.5% of the product of (x) 3.5714 and (y) the number of shares of US Airways Common Stock outstanding on a fully

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diluted basis (as if all outstanding options, warrants and other convertible securities were fully exercised or converted into shares of US Airways common stock) immediately prior to the Effective Date (such shares of AA Group Common Stock, the “Initial Old Equity Allocation”) and (b) on each Conversion Date the aggregate number of shares of AA Group Common Stock pursuant to the following mechanism (the “Market-Based Old Equity Allocation”).

On each Conversion Date, AA Group shall ratably distribute (or reserve for distribution) to the holders of Existing AMR Equity Interests, in accordance with the Plan, an aggregate number of shares of AA Group Common Stock equal to (i) the product of (x) 25% of the AMR Common Stock Allocation less 25% of the Initial Old Equity Allocation, (y) the amount (if any) by which the VWAP (as defined below) exceeds the Value Hurdle Price (as defined below), and (z) the reciprocal of the VWAP, less (ii) the Shares in Excess of Cap (as defined below); provided, that in no event shall the number of shares reserved pursuant to this sentence with respect to any Conversion Date be less than zero. The terms and provisions of the Market-Based Old Equity Allocation shall be set forth more fully in the Plan.

As used herein:

“Double-Dip Hurdle Value” means an amount equal to (i) the stated value of the AA Group Preferred Stock issued to the holders of Double-Dip Secured Claims and any dividends payable thereon, all as divided by (ii) 0.965.

“Shares in Excess of Cap” means, with respect to any Conversion Date, a number of shares of AA Group Common Stock equal to sum of the “Mandatory Shares in Excess of Cap” (as defined below) and the “Optional Shares in Excess of Cap” (as defined below)

“Mandatory Shares in Excess of Cap” means, with respect to any Conversion Date, a number of shares of AA Group Common Stock equal to (i) the quotient of the Mandatory Conversion Amount (as defined in Exhibit A hereto) divided by the Preferred Conversion Cap (as defined in Exhibit A hereto), less (ii) the quotient of the Mandatory Conversion Amount divided by 96.5% of the VWAP; provided, that in no event shall the Mandatory Shares in Excess of Cap for any Conversion Date be less than zero.

“Optional Shares in Excess of Cap” means, with respect to any Conversion Date, a number of shares of AA Group Common Stock equal to (i) the quotient of the optional conversion amount divided by the Preferred Conversion Cap (as defined in Exhibit A hereto), less (ii) the quotient of the optional conversion amount divided by 96.5% of the VWAP; provided, that in no event shall the Optional Shares in Excess of Cap for any Conversion Date be less than zero.

“Single-Dip Full Recovery Amount” means an amount equal to the full par amount of all Single Dip Unsecured Claims plus all non-default rate interest (including interest on overdue interest, to the extent provided for in the underlying documents) accrued through the Effective Date.

“Single-Dip Hurdle Value” means an amount equal to (i) the sum of the Single-Dip Preferred Allocation (as defined below), and any dividends payable thereon, and the Single-Dip Non-Preferred Amount (plus a dividend calculated thereon at an annual rate of 12%), all as divided by (ii) 0.965.

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“Single-Dip Non-Preferred Amount” means an amount equal to the Single-Dip Full Recovery Amount less the Single-Dip Preferred Allocation.

“Labor Claims Hurdle Value” means an amount equal to (i) 0.236 multiplied by the sum of the Double-Dip Hurdle Value and the Single-Dip Hurdle Value, all as divided by (ii) 0.764.

“Value Hurdle” means an amount equal to the sum of the Double-Dip Hurdle Value, the Single-Dip Hurdle Value and the Labor Claims Hurdle Value.

“Value Hurdle Price” means an amount equal to (i) the Value Hurdle divided by (ii) the difference between the AMR Common Stock Allocation and the Initial Old Equity Allocation.

“VWAP” means, with respect to any date, the volume weighted average price of AA Group Common Stock for the five trading days ending on the last trading day immediately prior to such date.

Allowance of Unsecured Funded Debt Claims

The Plan shall allow prepetition unsecured funded debt claims in amounts no less than (i) the aggregate amounts of principal plus accrued and unpaid prepetition interest as of the commencement date of the Debtors’ chapter 11 cases set forth on Exhibit B attached hereto plus (ii) the amounts of all post-petition non-default rate interest (including interest on overdue interest, to the extent provided for in the underlying documents) accrued through the Effective Date. Further, unsecured funded debt claims shall be classified as set forth on Exhibit B hereto. With respect to any prepetition securities of the Debtors (including the 6.25% Convertible Senior Notes due 2014) that are convertible into existing equity interests in AMR, (a) the Plan will provide any holder thereof with the right to elect to convert any such securities, subject to the NOL trading order, at any time up to and including the Effective Date, without any further order of the Bankruptcy Court, provided that the holder makes such election prior to the fifth trading day before the Effective Date and (b) the Debtors will not object to or oppose any such election or conversion.

Settlement of DFW 1.5x Dip Claims

Pursuant to the Plan in order to compromise certain disputes and only for such purposes, each holder of DFW 1.5x Notes2 (or the indenture trustee on behalf of all holders of such notes) shall be treated as having (i) an allowed Single-Dip Unsecured Claim on account of the applicable facilities leases, in an allowed amount equal to the par amount of its claim plus all non-default rate

[2]

“DFW 1.5x Notes” means, collectively, (i) the 6.375% Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds Series 1999 due 2035, (ii) the 9% Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds Series 2000A due 2029, and (iii) the 9.125% Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds Series 2000A due 2029.

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interest accrued through the Effective Date and (ii) an allowed Single-Dip Unsecured Claim on account of the American guarantee of such claim, in an amount equal to 50% of the par amount of its claim plus all non-default rate interest accrued through the Effective Date (collectively, the “DFW 1.5x Dip Claims”); provided, however that (a) the amount allowed on account of the American guarantee pursuant to this compromise shall not increase the aggregate Plan distributions to holders of allowed Single-Dip Unsecured Claims or the amount of the Single-Dip Full Recovery Amount, and (b) the recovery on the DFW 1.5x Dip Claims shall be capped at the amount set forth in clause (i) above.

Triple-Dip Unsecured Claims

Pursuant to the Plan, each holder of a prepetition unsecured claim based on American’s guarantee of AMR’s guarantee (a “Triple-Dip Unsecured Claim”) (or the indenture trustee on behalf of all holders of Triple-Dip Unsecured Claims) shall receive distributions only on account of its Double-Dip Unsecured Claim. Notwithstanding the foregoing, nothing herein shall be construed to waive the rights of such holders (or the indenture trustee on their behalf) to assert a claim against American on account of its Triple-Dip Unsecured Claim, subject to a single satisfaction and further subject to the rights of the Debtors and all parties-in-interest to contest the allowance of such Triple-Dip Unsecured Claim and to object to any such assertion.

Intercompany Claims

The allocation of value based upon prepetition intercompany claims between and among AMR, American and Eagle is reflected in the compromise and distributions to be made under the Plan. No separate distributions shall be made under the Plan on account of such prepetition intercompany claims and such claims may be extinguished or compromised (by distribution, contribution or otherwise) in the discretion of the Debtors on or after the Effective Date.

Corporate Governance

The members of the Board of Directors of AA Group shall be selected as provided in the Merger Agreement as in effect on February 13, 2013.

Management Incentive Plan

On the Effective Date, AA Group shall implement an appropriate management incentive plan, the terms and provisions of which shall be set forth in the Plan Supplement which shall be filed 10 days before the voting deadline of the Plan.

Employee Matters

The Plan shall provide appropriate benefits and incentives for the Debtors’ employees (the “Merger Protections”) relating to, inter alia, compensation, severance, change in control rights, benefits and related matters. All of such provisions shall become effective on the Effective Date.

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The Plan also shall provide that all employment and severance policies and programs, all indemnification obligations (whether arising under by-laws, contract or otherwise) all compensation and benefit plans, policies or programs (unless specifically rejected during the chapter 11 cases, expressly superseded by the Merger Protections or otherwise addressed by an order of the Bankruptcy Court) will survive confirmation of the Plan and the Effective Date (without modification) and will be assumed by AA Group.

Notwithstanding the foregoing, a condition to the occurrence of the Effective Date shall be that all defined benefit plans shall have been frozen and the lump sum benefit for pilots eliminated.

Section 1145 Exemption and Listing

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of AA Group Common Stock and AA Group Preferred Stock shall be exempt from registration under the securities laws, and any such shares that are not issued pursuant to the provisions of section 1145 of the Bankruptcy Code and freely tradable (other than by any holder that is an “underwriter”) shall be registered under the Securities Act of 1933 pursuant to a Registration Statement filed by AA Group in connection with the Merger.

AA Group shall cause the AA Group Common Stock to be listed on the New York Stock Exchange or NASDAQ.

Disputed Claims

The Plan will contain customary procedures for addressing disputed claims and the making of distributions upon allowance of any such claims, including the distribution of any dividends relating to any AA Group stock to which the holder of any such allowed claim may become entitled. The formulas and other amounts described herein will be adjusted to reflect any disputed claims reserve.

Conditions Precedent

Customary conditions precedent to confirmation and the occurrence of the Effective Date, including those set forth in the Merger Agreement and including caps on certain categories of allowed claims reasonably acceptable to a Majority of the Requisite Consenting Creditors (as defined in the Support and Settlement Agreement to which this Term Sheet is attached as an exhibit).

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EXHIBIT A

SUMMARY OF TERMS OF

AMERICAN AIRLINES GROUP, INC.,

PREFERRED STOCK

Issuer:	American Airlines Group, Inc.

Issue:	Mandatorily convertible preferred stock, par value $0.01 per share (the “Preferred Stock”).

Stated Value:	The aggregate stated value of the Preferred Stock shall be equal to the Total Initial Stated Value (as defined below), and shall include accrued dividends as set forth below under “Dividend.” The initial aggregate stated value of the Preferred Stock (the “Total Initial Stated Value”) shall be equal to the Total Preferred Amount (as defined below), divided by 1.01302. “Total Preferred Amount” means (i) the AMR Common Stock Allocation, less the Initial Old Equity Allocation, less the number of shares of AA Group Common Stock that would be issued pursuant to the Labor Common Stock Allocation if no shares of AA Group Common Stock are issued pursuant to the Market-Based Old Equity Allocation, all as multiplied by (ii) the Conversion Price Floor (as defined below).

Dividend:	The Preferred Stock shall accrue dividends at an annual rate of 6.25%. Dividends shall not be payable in cash and the accrued dividends shall be added to the stated value of the Preferred Stock. Dividends shall accrue from the Effective Date on a daily basis based on the actual number of days elapsed and a 360 day year. In addition, each share of Preferred Stock shall be entitled to receive its pro-rata portion, on an as-converted basis calculated as of the record date for such dividend, of any dividends paid on the AA Group Common Stock.

Maturity:	120th day following Effective Date.

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Mandatory Conversion:

The Preferred Stock shall be mandatorily convertible into shares of AA Group Common Stock at the times and in the amounts set forth below. On each of the 30th, 60th, 90th and 120th days following the Effective Date (each such date, a “Conversion Date”), Preferred Stock with an aggregate stated value equal to (i) 25% of the Total Initial Stated Value plus (ii) all dividends accrued through such date on all of the outstanding shares of Preferred Stock (the stated value of such shares and dividends, the “Mandatory Conversion Amount”), shall be automatically converted into shares of AA Group Common Stock at a conversion price equal to 96.5% of the VWAP, calculated as of such date, subject to the collar described below (the “Preferred Conversion Price”); provided, however, that the aggregate stated value of Preferred Stock to be converted on the final Conversion Date shall be reduced by an amount equal to the aggregate stated value of any Preferred Stock converted pursuant to the optional conversion described below.

The Debtors shall cooperate with the counsel to Ad Hoc Committee of AMR Corporation Creditors to implement in good faith the conversion mechanics described in this “Mandatory Conversion” and in “Optional Conversion” below.

Optional Conversion:

Preferred Stock, up to $250 million (the “Maximum Optional Conversion Amount”), may be converted at any time in each of the Conversion Periods by the holders thereof at the Preferred Conversion Price calculated as of such date; provided, however, that in no event shall the aggregate stated value of Preferred Stock converted (including pursuant to the mandatory conversion described above) during any Conversion Period exceed the sum of (x) 25% of the Total Initial Stated Value plus all accrued dividends and (y) $250 million.

In the event that, during any Conversion Period, the aggregate stated value of Preferred Stock for which such optional conversion is duly elected exceeds $250 million, such Preferred Stock will be converted on a “first come first serve” basis, and (i) any such election made after the Optional Conversion Cutoff Date shall not be given any effect and (ii) with respect to any Preferred Stock for which an optional conversion election is duly made by the Optional Conversion Cutoff Date, the amount of such Preferred Stock that is converted shall be cut back pro rata (among all shares for which the election was duly made on such date) to

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the extent necessary to result in the aggregate stated value of Preferred Stock converted during such Conversion Period being equal to the Maximum Optional Conversion Amount. The amount of Preferred Stock, if any, for which such optional conversion is duly elected during any Conversion Period but which is cut back or not given effect shall be given priority with respect to conversion during the subsequent Conversion Period.

“Optional Conversion Cutoff Date” means, with respect to any Conversion Period, the first date on which the aggregate stated value of the Preferred Stock for which optional conversion is duly elected, together with the aggregate stated value of the Preferred Stock for which optional conversion has previously been duly elected during such Conversion Period, is equal to or greater than Maximum Optional Conversion Amount.

Conversion Price Collar:	The Preferred Conversion Price shall be subject to a collar that will provide for a floor of $10.875 per share (the “Preferred Conversion Floor”) and a cap equal to the greater of (x) $19.00 and (y) the VWAP calculated as of the Effective Date less the Preferred Conversion Floor plus such VWAP (the “Preferred Conversion Cap”).

Registration:	The shares of Preferred Stock, and the shares of AA Group Common Stock into which they are convertible, shall be (i) issued pursuant to the provisions of section 1145 of the Bankruptcy Code and be freely tradable (other than by any holder that is an “underwriter”) or (ii) registered under the Securities Act of 1933 pursuant to a Registration Statement filed by AA Group in connection with the Merger.

Voting Rights:	The Preferred Stock shall be entitled to vote as a single class with the AA Group Common Stock with respect to all matters submitted for a vote of the AA Group Common Stock. Each share shall be entitled to a number of votes equal to the number of shares of AA Group Common Stock into which such share of Preferred Stock would have been converted if the shares of Preferred Stock were converted into shares of AA Group Common Stock on the Effective Date based on a price per Share of AA Group Common Stock of $10.875. In addition, the Preferred Stock shall be entitled to vote as a separate class with respect to any amendments to the terms of the Preferred Stock.

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Fractional Shares:	No fractional shares of AA Group Common Stock shall be issued upon conversion of any Preferred Stock. The number of full shares of AA Group Common Stock that shall be issued upon conversion of shares of Preferred Stock held by the same holder (including any holder of a global security) shall be computed on the basis of the aggregate stated value of Preferred Stock (or specified portion thereof) held by such holder that is being converted and shall be rounded to the nearest full share.

Liquidation Value:	Upon liquidation, the Preferred Stock will be entitled to share in distributions ratably and without preference with shares of AA Group Common Stock on the same basis as if the Preferred Stock had been converted into shares of AA Group Common Stock immediately prior to liquidation.

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EXHIBIT B

Unsecured Special Facility Revenue Bonds

	Interest	Maturity	Prepetition Amount	Treatment
JFK - 1994	6.900%	8/1/2024	$84,964,105.75	Double Dip
JFK - 1990	5.400%	7/1/2019	$12,780,000.00	Double Dip
JFK - 1990	5.400%	7/1/2020	$71,150,000.00	Double Dip
Dallas / Fort Worth - Series 1999	6.375%	5/1/2035	$200,147,501.70	DFW 1.5x Dip
Dallas / Fort Worth - Series 2000A2	9.000%	5/1/2029	$65,455,000.00	DFW 1.5x Dip
Dallas / Fort Worth - Series 2000A3	9.125%	5/1/2029	$103,731,013.90	DFW 1.5x Dip
Dallas / Fort Worth - Series 2007	5.500%	11/1/2030	$132,298,533.10	Double Dip
Dallas / Fort Worth - Series 1995	6.000%	11/1/2014	$126,829,120.00	Double Dip
Dallas / Fort Worth - Series 2002	8.250%	11/1/2036	$7,155,622.50	Double Dip
AllianceAirport - Series 2007	5.250%	12/1/2029	$212,506,750.10	Double Dip
AllianceAirport - Series 2007	5.750%	12/1/2029	$154,264,583.30	Double Dip
AllianceAirport - Series 1991	7.000%	12/1/2011	$51,239,115.28	Double Dip
Puerto Rico - 1996 Series A	6.250%	6/1/2026	$119,172,361.11	Double Dip
Puerto Rico - 1993 Series A	6.300%	6/1/2023	$41,050,081.50	Double Dip
Puerto Rico - 1985 Series A	6.450%	12/1/2025	$37,313,202.67	Single Dip
Chicago - Series 2007	5.500%	12/1/2030	$111,630,356.25	Double Dip
New Jersey - Economic Development	7.100%	11/1/2031	$17,953,599.28	Single Dip

Unsecured Corporate Debentures

	Interest	Maturity	Prepetition Amount	Classification
9.000% Debentures due 2012	9.000%	2012	$77,993,890.50	Double Dip
9.000% Debentures due 2016	9.000%	2016	$62,070,604.39	Double Dip
10.000% Debentures due 2021	10.000%	2021	$32,555,091.11	Double Dip
10.200% Debentures due 2020	10.200%	2020	$17,892,951.32	Double Dip
9.750% Debentures due 2021	9.750%	2021	$16,142,216.67	Double Dip
9.880% Debentures due 2020	9.880%	2020	$8,244,075.12	Double Dip
9.800% Debentures due 2021	9.800%	2021	$5,144,970.73	Double Dip

Unsecured Notes

	Interest	Maturity	Prepetition Amount	Classification
6.25% Convertible Senior Notes	6.250%	2014	$463,513,888.90	Double Dip
7.875% Public Income Notes due 2039	7.875%	2039	$150,918,750.00	Double Dip
9.200% Medium Term Notes due 2012	9.200%	2012	$7,728,552.47	Double Dip
10.550% Medium Term Notes due 2021	10.550%	2021	$3,740,282.85	Double Dip
10.290% Medium Term Notes due 2021	10.290%	2021	$2,374,463.94	Double Dip
9.140% Medium Term Notes due 2012	9.100%	2012	$1,093,874.34	Double Dip
10.150% Medium Term Notes due 2020	10.150%	2020	$916,603.81	Double Dip
10.125% Medium Term Notes due 2021	10.125%	2021	$593,327.06	Double Dip

EXHIBIT B

INITIAL CONSENTING CREDITORS

CONSENTING CREDITOR	NOTICE INFORMATION

EXHIBIT C

NOTES

List of Unsecured Special Facility Revenue Bonds

	Interest	Maturity
New York City - 1994	6.900%	8/1/2024
New York City - 1990	5.400%	2019-2020
Dallas - Series 1999	6.375%	5/1/2035
Dallas - Series 2000A2	9.000%	11/1/2015
Dallas - Series 2000A3	9.125%	11/1/2029
Dallas - Series 2007	5.500%	11/1/2030
Dallas - Series 1995	6.000%	11/1/2014
Dallas - Series 2002	8.250%	11/1/2036
AllianceAirport - Series 2007	5.250%-5.750%	12/1/2029
AllianceAirport - Series 1991	7.000%	12/1/2011
Puerto Rico - 1996 Series A	6.250%	6/1/2026
Puerto Rico - 1993 Series A	6.300%	6/1/2023
Puerto Rico - 1985 Series A	8.750%	12/1/2025
Chicago - Series 2007	5.500%	12/1/2030
New Jersey - Economic Development	7.100%	11/1/2031

List of Unsecured Corporate Debentures

	Interest	Maturity
9.000% Debentures due 2012	9.000%	2012
9.000% Debentures due 2016	9.000%	2016
10.000% Debentures due 2021	10.000%	2021
10.200% Debentures due 2020	10.200%	2020
9.750% Debentures due 2021	9.750%	2021
9.880% Debentures due 2020	9.880%	2020
9.800% Debentures due 2021	9.800%	2021

List of Unsecured Notes

	Interest	Maturity
6.25% Convertible Senior Notes	6.250%	2014
7.875% Public Income Notes due 2039	7.875%	2039
9.200% Medium Term Notes due 2012	9.200%	2012
10.550% Medium Term Notes due 2021	10.550%	2021
10.290% Medium Term Notes due 2021	10.290%	2021
9.140% Medium Term Notes due 2012	9.100%	2012
10.150% Medium Term Notes due 2020	10.150%	2020
10.125% Medium Term Notes due 2021	10.125%	2021

EXHIBIT D

JOINDER TO SUPPORT AND SETTLEMENT AGREEMENT

JOINDER TO SUPPORT AND SETTLEMENT AGREEMENT

This Joinder to the Support and Settlement Agreement (the “PSA”), dated as of February 13, 2013, a copy of the form of which is attached as Annex 1 hereto, by and among AMR Corporation, its affiliated Debtors, and the Consenting Creditors (collectively, the “Parties”), is executed and delivered by                     (the “Joining Party”) as of                 ,             .2

1. Agreement to be Bound. The Joining Party hereby agrees to assume, be bound by and timely perform all of the terms and provisions of the PSA (as the same may be hereafter amended, restated or otherwise modified from time to time), as though such Joining Party were a “Consenting Creditor” for all purposes under the PSA, and shall hereafter be deemed to have all of the rights and obligations of, and to be, a “Consenting Creditor” and a “Party” for all purposes under the PSA.

2. Representations and Warranties. With respect to all Claims held by the Joining Party (which the Joining Party has listed in full on Annex 2 hereto), all related rights and causes of action arising out of or in connection with or otherwise relating to such Claims, the Joining Party hereby makes all of the representations and warranties of the Consenting Creditors set forth in the PSA to each other Party to the PSA, including, without limitation, the representations and warranties set forth in Section 3.7 of the PSA.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to such state’s conflict of laws provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Joinder, the Joining Party irrevocably and unconditionally agrees for itself that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Joinder, and irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to such matters.

Notice Information	[NAME OF JOINING PARTY]
Attention: [_]	By:
[ADDRESS 1]	Name:
[ADDRESS 2]	Title:
Telephone: [_]
Facsimile: [_]
E-mail: [_]

[2]	Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the PSA.

ANNEX 1

Form of Settlement and Support Agreement

ANNEX 2

Claims